Exhibit 99.1

Pure Cycle Announces Financial Results

For the Year Ended August 31, 2024

DENVER, CO / ACCESSWIRE / November 13, 2024 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the year ended August 31, 2024.  Pure Cycle reported $11.6 million of net income for the year ended August 31, 2024, which is a 147% increase compared to 2023, and marks our seventh consecutive year and twenty-first consecutive fiscal quarter with positive net income.  Pure Cycle reported $0.48 of earnings per fully diluted common shares, which is up from $0.19 in 2023, a 153% increase. We recognized a 135% increase in lot sales revenue for the year ended August 31, 2024 compared to 2023, due to an increase in our development activity. Pure Cycle continues to develop its Sky Ranch Master Planned Community, and as of August 31, 2024, we are actively working on Phases 2A, 2B and 2C.  Phase 2A and 2B are substantially completed with finished lots delivered to homebuilders.  We expect home builders to be able to begin construction in Phase 2C during fiscal 2025 and to start home building in Phase 2D in fiscal 2026.

Full Year 2024 Highlights

➢	Revenue for the years ended August 31, 2024 and 2023 of $28.7 million and $14.6 million (a 97% increase), which drove pre-tax income of $15.6 million and $6.2 million (a 151% increase);
➢	Net income for the years ended August 31, 2024 and 2023 of $11.6 million and $4.7 million (a 147% increase);
➢	EBITDA for the years ended August 31, 2024 and 2023 of $18.2 million and $8.6 million (a 112% increase) (see table below for reconciliation of net income to EBITDA);
➢	Cash & cash equivalents totaled $22.1 million at August 31, 2024;
➢	For the years ended August 31, 2024 and 2023, we delivered 1,818 and 964 acre-feet of water (a 89% increase).

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Year Ended
(In thousands)	August 31, 2024	August 31, 2023
Net Income	$11,613	$4,699
Add back:
Interest expense, net	439	206
Taxes	4,019	1,521
Depreciation / amortization	2,100	2,156
EBITDA	$18,171	$8,582

Earnings per common share - basic and diluted
Basic	$0.48	$0.20
Diluted	$0.48	$0.19

Weighted average common shares outstanding:
Basic	24,083,001	24,031,068
Diluted	24,140,946	24,106,067

“Due to the continued success of our Sky Ranch Master Planned community, we now have three phases of lot development under construction accelerating the timing of delivering our lots to home builder customers as well as lots for our single-family rental segment.  As we complete final landscaping in Phase 2A, lot production accelerated deliveries in the remaining half of our fiscal year with completion of approximately 211 lots in Phase 2B and substantial progress on our overlapping production of 228 lots in Phase 2C,” commented Mark Harding, CEO of Pure Cycle. “Also contributing were record 2024 YTD water sales to oil and gas customers with a continued strong outlook over the next several years,” continued Mr. Harding.

Fourth Quarter 2024 Highlights

➢	Revenue for the three months ended August 31, 2024 of $12.6 million, which drove pre-tax income of $8.8 million;
➢	Net income for the three months ended August 31, 2024 of $6.6 million;
➢	EBITDA for the three months ended August 31, 2024 of $9.5 million (see table below for reconciliation of net income to EBITDA);
➢	For the three months ended August 31, 2024, we delivered 396 acre-feet of water.

	Three Months Ended
(In thousands)	August 31, 2024	August 31, 2023
Net Income	$6,605	$1,056
Add back:
Interest expense, net	111	57
Taxes	2,214	177
Depreciation / amortization	521	562
EBITDA	$9,451	$1,852

Earnings per common share - basic and diluted
Basic	$0.27	$0.04
Diluted	$0.27	$0.04

Weighted average common shares outstanding:
Basic	24,075,325	24,059,214
Diluted	24,128,165	24,125,471

Full Year 2024 Financial Summary

Revenues

For the years ended August 31, 2024, and 2023, we reported total revenue of $28.7 million and $14.6 million with $11.6 million and $7.3 million being generated in our water and wastewater resource development segment, $16.7 million and $7.1 million generated by our land development segment, and $0.5 million and $0.2 million reported in our single-family rental business.

For the years ended August 31, 2024, and 2023, we sold 73 and 104 water or water and wastewater taps for $3.4 million and $3.0 million. As of August 31, 2024, we have sold 777 water and wastewater taps at Sky Ranch in Phases 1, 2A, and 2B. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will produce additional tap fee revenue of $19.8 million in water and wastewater tap fee revenue and cash over the next three years.

As of August 31, 2024, the first development phase (509 lots) is complete and the second development phase (874 lots) is being developed in four subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots) and Phase 2D (218 lots). As of August 31, 2024, Phase 2A is approximately 99% complete, Phase 2B is approximately 92% complete and Phase 2C is approximately 27% complete. Phases 2A and 2B are substantially completed with some landscaping items remaining. Phase 2C is expected to be complete by the end of Pure Cycle’s fiscal 2025 and Phase 2D is expected to be complete by the end of calendar 2025.

As of August 31, 2024, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes forecasted for construction in Phase 2B with 12 currently under contract to build.  As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 94 homes in Phase 2 with the ability to add more than 200 homes as Sky Ranch builds out.

“Our land development segment continued to ramp up in fiscal 2024, and we expect this trend to continue into the next fiscal year with various phases concurrently under development,” commented Marc Spezialy, CFO of Pure Cycle. “We have delivered 949 finished lots to home builders in Sky Ranch while retaining 31 lots for our single-family rental segment, and we are under construction on 228 lots in Phase 2C scheduled for delivery in fiscal 2025.   We will also begin to develop an additional 218 lots in Phase 2D with scheduled delivery in fiscal 2026,” concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $28.5 million as of August 31, 2024, with $22.1 million of cash and cash equivalents.

Full Year 2024 Operational Summary

Water and Wastewater Resource Development

Water deliveries increased for the year ended August 31, 2024, to a record 1,818 acre-feet delivered as compared to 964 acre-feet delivered for 2023. Of this, 77% and 64% were sold to oil and gas operations.  Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however, our current expectation is for continued strong demand for oil and gas water sales for the coming years. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water and wastewater tap sales increased in 2024 compared to 2023, primarily due to the type of taps (commercial vs. residential) sold during each year and a price increase of water and wastewater taps in 2024.

Land Development

Lot sales revenue increased to $16.0 million for the year ended August 31, 2024 compared to $6.8 million in 2023. Increases during the year are primarily due to an increase in lot deliveries at Sky Ranch and our accelerated development activities with three ongoing phases in our Sky Ranch Master Planned Community. The number of lots delivered increased in 2024 compared to 2023 due to the remaining lots of Phase 2B and beginning lots of Phase 2C having been delivered by the end of fiscal 2024.

Single Family Rentals

Fiscal 2024 represented our first year of rental income for our 14 completed homes.  An additional 17 homes are forecasted for construction in Phase 2B in calendar 2025.

Earnings Call Information

Pure Cycle will host a conference call on Thursday November 14, 2024, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on November 14, 2024

Call in number: 877-545-0523 (access code: 999464)

International call-in number: 973-528-0016 (access code: 999464)

Replay numbers: 877-481-4010 | 919-882-2331 (passcode: 51565)

Replay available until: February 14, 2025 at 8:30AM ET

Event link: https://www.webcaster4.com/Webcast/Page/2247/51565

Other Important Information

The table below presents our consolidated results of operations for the years ended August 31, 2024 and 2023:

	Year Ended
(In thousands, except share information)	August 31, 2024	August 31, 2023
Revenues:
Metered water usage from:
Municipal customers	$788	$504
Commercial customers	6,095	3,059
Wastewater treatment fees	343	302
Water and wastewater tap fees	3,384	2,991
Lot sales	15,998	6,815
Project management fees	707	283
Single-family rentals	481	165
Special facility projects and other	951	467
Total revenues	28,747	14,586

Cost of revenues:
Water service operations	2,204	1,757
Wastewater service operations	691	675
Land development construction costs	3,037	1,606
Project management costs	482	286
Single-family rental costs	188	73
Depletion and depreciation	1,504	1,658
Other	882	491
Total cost of revenues	8,988	6,546

General and administrative expenses	6,921	5,470
Depreciation	596	498
Operating income	12,242	2,072

Other income (expense):
Interest income - related party	1,729	1,481
Interest income - Investments	1,108	1,023
Oil and gas royalty income, net	795	267
Oil and gas lease income, net	69	75
Other, net	128	1,508
Interest expense, net	(439)	(206)
Income from operations before income taxes	15,632	6,220
Income tax expense	(4,019)	(1,521)
Net income	$11,613	$4,699

Earnings per common share - basic and diluted
Basic	$0.48	$0.20
Diluted	$0.48	$0.19
Weighted average common shares outstanding:
Basic	24,083,001	24,031,068
Diluted	24,140,946	24,106,067

The following table presents our consolidated financial position as of August 31, 2024 and 2023:

(In thousands, except shares)	August 31, 2024	August 31, 2023
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$22,113	$26,012
Trade accounts receivable, net	1,472	1,092
Land under development	3,647	1,726
Reimbursable public improvements and project management fees	10,100	—
Income taxes receivable	—	551
Prepaid expenses and other assets	530	346
Total current assets	37,862	29,727
Restricted cash	3,245	2,475
Investments in water and water systems, net	60,486	57,798
Construction in progress	3,161	5,457
Single-family rental units	5,059	4,490
Land and mineral rights:
Held for development	3,683	4,652
Held for investment purposes	451	451
Other assets	1,164	1,359
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	30,864	24,999
Other	1,221	1,451
Operating leases - right of use assets	158	357
Total assets	$147,354	$133,216

LIABILITIES:
Current liabilities:
Accounts payable	$1,948	$1,960
Accrued liabilities	1,514	1,761
Accrued liabilities – related parties	2,208	1,021
Income taxes payable	1,442	—
Deferred lot sales revenue	2,173	1,661
Deferred water sales revenue	-	69
Debt, current portion	64	31
Total current liabilities	9,349	6,503
Debt, less current portion	6,821	6,885
Deferred tax liability, net	1,395	1,352
Lease obligations - operating leases, less current portion	87	242
Total liabilities	17,652	14,982
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,063,894 and 24,078,720 outstanding, respectively	80	80
Additional paid-in capital	175,125	174,689
Accumulated deficit	(45,503)	(56,535)
Total shareholders’ equity	129,702	118,234
Total liabilities and shareholders’ equity	$147,354	$133,216

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle; the completion and delivery of our rental units; timing of development at Sky Ranch; future water and wastewater tap sales and revenues; future home sales by our home builder customers; the affordability of our products; the strength of the Sky Ranch market; forecasts about our future sales of water to oil and gas operators; our sales of lots; and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2024; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation